Exhibit 99.1

News Release

Contact:	Paul Gennaro
SVP & Chief Communications Officer
212.973.3167
paul.gennaro@aecom.com

AECOM reports strong net income, revenue, backlog for third quarter of fiscal 2007

AECOM reports diluted EPS of 26 cents on revenue of $1.1 billion

•                  Diluted earnings per share of $0.26, including cost for early retirement of debt.

•                  Net income for third quarter increased 82% year over year to $24.2 million.

•                  Net income for nine months ended June 30 increased 86% year over year to $70.9 million.

•                  Revenue for third quarter increased 21% year over year to $1.1 billion.

•                  Revenue for nine months ended June 30 increased 24% year over year to $3.1 billion.

•                  Backlog and Selected-Not-Booked at June 30, 2007, increased 25% year over year to $6.2 billion.

•                  Earnings-per-share-range outlook of $1.09 to $1.11 provided for full fiscal year 2007.

LOS ANGELES (August 8, 2007) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the third quarter of fiscal year 2007 ended June 30, 2007.

AECOM reported net earnings of $24.2 million for the third quarter, or diluted earnings per share (EPS) of $0.26.  This represents an increase of 82% over net earnings of $13 million for the same period last year.  These results include a one-time pre-tax cost of approximately $3.2 million, or $0.02 EPS, associated with a make-whole payment incurred upon the early retirement payment of debt.

Third-quarter revenue increased to $1.1 billion, 21% higher than the third quarter of fiscal year 2006.  For the first nine months of fiscal year 2007, AECOM reported revenue of $3.1 billion, which is 24% higher than the first nine months of fiscal year 2006.  Additionally, the company has reported revenue totaling more than $4 billion for the last 12 months ended June 30, 2007.

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“Solid growth, across our practice areas and throughout our global operations, contributed to positive results in our fiscal third quarter,” said John M. Dionisio, AECOM president and chief executive officer.  “These results reflect the success of our growth and diversification strategies, and the strength of our end markets.”

Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.  For the third quarter of fiscal 2007, the PTS segment reported revenue of $903.4 million and operating income of $50.7 million, compared to revenue of $720.3 million and operating income of $34.6 million for the same period in fiscal year 2006.

The MSS segment provides facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.  For the third quarter of fiscal year 2007, the MSS segment reported revenue of $196.3 million and operating income of $9.3 million, compared to revenue of $190.7 million and operating income of $6.5 million for the same period in fiscal year 2006.

Outlook

AECOM announced backlog and selected-not-booked totaling $6.2 billion at June 30, 2007, a 25% increase year over year and a 30% increase year to date.

“Our end market activity continues to grow, as we win projects at a strong pace and build our global book of business,” said Michael S. Burke, AECOM executive vice president, chief corporate officer and chief financial officer.  “Based on these results, we expect our fully-diluted earnings per share results for fiscal year 2007 to be in the range of $1.09 to $1.11.”

AECOM is hosting a conference call today at 11 a.m. EDT, during which management will make a brief presentation focusing on the company’s results, strategies and operating trends.  Interested parties can listen to the conference call and view accompanying slides via webcast on the Internet at www.aecom.com.  The webcast will be available for replay following the call.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental and energy.  With more than 31,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation and technical excellence in delivering solutions that enhance and sustain the world’s built, natural and social environments.  AECOM serves clients in more than 60 countries and has achieved annual revenue of more than $4 billion for the past 12 months.  More information on AECOM and its services can be found at www.aecom.com.

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Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our merger and acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

AECOM Technology Corporation
Condensed Consolidated Statements of Income
(unaudited—in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2006	June 30, 2007	June 30, 2006	June 30, 2007
Revenue	$911,486	$1,100,656	$2,517,213	$3,122,914
Cost of revenue	678,581	788,565	1,855,246	2,278,531
Gross profit	232,905	312,091	661,967	844,383

Equity in earnings of joint ventures	1,554	3,992	4,117	7,628
General and administrative expenses	209,340	270,401	591,161	738,376
Income from operations	25,119	45,682	74,923	113,635

Minority interest in share of earnings	3,022	3,824	8,503	9,058
Gain on the sale of equity investment	—	—	—	11,286
Interest expense — net	2,528	6,312	10,318	9,615
Income before income tax expense	19,569	35,546	56,102	106,248

Income tax expense	6,262	11,360	17,953	35,343
Net income	$13,307	$24,186	$38,149	$70,905

Earnings per share:
Basic	$0.24	$0.30	$0.66	$1.09
Diluted	$0.18	$0.26	$0.55	$0.85

Weighted average common shares outstanding:
Basic	55,762	80,915	54,242	64,948
Diluted	73,882	92,037	69,804	83,013

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AECOM Technology Corporation
Balance Sheet Information
(in thousands)

	September 30, 2006	June 30, 2007
		(Unaudited)
Balance Sheet Information:
Cash and cash equivalents	$127,870	$343,073
Working capital	201,323	581,563
Total debt	137,455	63,482
Total stockholders’ (deficit) / equity	(290,894)	1,283,905

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